Exhibit 99.1
Company Contact:
Cristina Murphy
Communications Manager
Vanda Pharmaceuticals Inc.
(240) 599-4500
cristina.murphy@vandapharma.com
Vanda Pharmaceuticals Reports Second Quarter 2011 Results
ROCKVILLE, MD. — August 4, 2011 — Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of products for central nervous system disorders, today announced financial and operational results for the second quarter and six months ended June 30, 2011.
“We are pleased with our progress towards our vision of building a CNS specialty pharmaceutical company. Fanapt® scripts in the U.S. continued to grow, and we have made advances towards the globalization of the franchise. We are excited about the prospects of our tasimelteon programs in both Non-24 and major depression, which are currently underway.” said Mihael Polymeropoulos, M.D., President and Chief Executive Officer.
Key Highlights:
•	Vanda recorded second quarter 2011 revenue of $7.4 million including royalties of $0.8 million. Second quarter sales of Fanapt® as reported by Novartis included a $2.7 million cumulative adjustment to gross to net sales reserves that resulted in approximately $270 thousand less in royalties to Vanda in the period.
•	Fanapt® prescriptions, as reported by IMS, reached 30,000 in the second quarter of 2011. This represents a 17% increase over first quarter 2011 prescriptions.
•	On July 22, 2011, the European Medicines Agency (EMA) notified Vanda that it had accepted for evaluation the Marketing Authorization Application (MAA) for oral iloperidone tablets.
•	Vanda announced commercialization agreements for two Latin American markets. On July 11, 2011, Vanda entered into an exclusive license agreement with Probiomed S.A. de C.V (Probiomed) for the commercialization of Fanapt® in Mexico. On August 1, 2011, Vanda entered into an exclusive license agreement with Biotoscana Farma S.A. (Biotoscana) for the commercialization of Fanapt® in Argentina.
•	The first tasimelteon Non-24-Hour Sleep-Wake Disorder (N24HSWD or Non-24) Phase III pivotal study continues its enrollment. New international clinical sites were added during the quarter.

SECOND QUARTER 2011 REPORTED RESULTS
Total revenues for the second quarter of 2011 were $7.4 million, compared to $8.3 million for the same period in 2010. Second quarter 2011 revenues included $0.8 million related to Fanapt® royalties received from Novartis as compared to $0.1 million for the second quarter of 2010. Second quarter 2011 sales of Fanapt® as reported by Novartis included a $2.7 million cumulative adjustment to gross to net sales reserves that resulted in approximately $270 thousand less in royalties to Vanda in the period. Second quarter 2010 revenues also included one-time product sales to Novartis of $1.5 million. Total operating expenses for the second quarter of 2011 were $8.9 million, compared to $7.1 million for the second quarter of 2010. The primary driver of the higher expenses in the second quarter of 2011 was the ongoing support of the tasimelteon N24HSWD clinical studies.
A net loss of $1.3 million was recorded for the second quarter of 2011, compared to net income of $1.3 million for the second quarter of 2010. Diluted net loss per share for the second quarter of 2011 was $0.05, compared to diluted net income of $0.04 per share for the second quarter of 2010.
Year to date June 30, 2011 Key Financial Figures1

	Six Months Ending
	June 30	June 30
(in thousands, except per share amounts)	2011	2010	Change ($)	Change (%)
Total revenues	$14,931	$20,711	$(5,780)	-28%
Research & development expenses	10,266	4,444	5,822	131%
General & administrative expenses	5,430	5,331	99	2%
Non-cash stock-based compensation[2]	2,929	2,760	169	6%
Income (loss) before tax provision	(1,250)	7,437	(8,687)	-117%
Tax provision (benefit)	(45)	5,268	(5,313)	-101%
Net income (loss)	(1,205)	1,809	(3,014)	-167%

Diluted net income (loss) per share	$(0.04)	$0.06	$(0.10)	-167%
Second Quarter 2011 Key Financial Figures1

	Three Months Ended
	June 30	March 31
(in thousands, except per share amounts)	2011	2011	Change ($)	Change (%)
Total revenues	$7,430	$7,501	$(71)	-1%
Research & development expenses	5,999	4,267	1,732	41%
General & administrative expenses	2,572	2,858	(286)	-10%
Non-cash stock-based compensation[2]	1,325	1,604	(279)	-17%
Income (loss) before tax provision	(1,392)	142	(1,534)	NA
Tax provision (benefit)	(51)	6	(57)	NA
Net income (loss)	(1,341)	136	(1,477)	NA

Diluted net income (loss) per share	$(0.05)	$0.00	$(0.05)	NA

Select Cash Flow Data1

	Six Months Ending
	June 30	June 30
(in thousands)	2011	2010
Net cash provided by (used in)
Operating activities	(8,883)	(728)
Investing activities	16,710	(61,311)
Financing activities	—	2,395
Net change in cash and cash equivalents	$7,827	$(59,644)
Select Balance Sheet Data1

	June 30	March 31	June 30
(in thousands)	2011	2011	2010
Total cash and marketable securities	$188,399	$194,555	$207,117

(1)	Unaudited

(2)	Non-cash stock-based compensation is allocated to both Research & development and General & administrative expenses
OPERATIONAL HIGHLIGHTS
Fanapt® prescriptions, as reported by IMS, reached 30,000 in the second quarter of 2011. This represents a 17% increase over first quarter 2011 prescriptions. Since its launch in January 2010, over 110,000 Fanapt® prescriptions have been written in the U.S.
Vanda continues its effort to expand the availability of Fanapt® to markets outside the U.S. and Canada. On July 22, 2011, the European Medicines Agency (EMA) notified Vanda that it had accepted for evaluation the Marketing Authorization Application (MAA) for oral iloperidone tablets. It is estimated that schizophrenia affects approximately 5 million Europeans or 1.0% of the European Union (EU) population.
On July 11, 2011, Vanda announced it had entered into an exclusive license agreement with Probiomed for the commercialization of Fanapt® in Mexico. Under the terms of the agreement, Probiomed will seek regulatory approval for Fanapt® in Mexico. With $9.3 billion in annual sales, Mexico is the second largest pharmaceutical market in Latin America and the 14th largest pharmaceutical market in the world.
On August 1, 2011, Vanda announced it had entered into an exclusive license agreement with Biotoscana for the commercialization of Fanapt® in Argentina. On July, 28, 2011, Biotoscana filed for market approval of Fanapt® with the Administración Nacional de Medicamentos, Alimentos y Tecnología Médica (ANMAT). With over $5 billion in annual sales, Argentina is the fourth largest pharmaceutical market in Latin America.
Enrollment continues in the first pivotal efficacy study of tasimelteon for the treatment of N24HSWD in blind individuals with no light perception. An investigator meeting was held in May 2011 for the new German investigative sites.
Preparation for a tasimelteon Phase IIb/III study in major depression is ongoing and it is our expectation that the study will begin enrollment in the second half of 2011.

CONFERENCE CALL
Vanda has scheduled a conference call for today, Thursday, August 4, 2011, at 10:00 AM ET. During the call, Mihael H. Polymeropoulos, M.D., President and CEO, and James P. Kelly, Senior Vice President and CFO, will discuss the second quarter 2011 results and other corporate activities. Investors can call 1-866-314-5232 (domestic) and 1-617-213-8052 (international) prior to the 10:00 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos (participant passcode 16117516). A replay of the call will be available beginning Thursday, August 4, 2011 at 1:00 PM ET and will be accessible until Thursday, August 11, 2011, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 57140859.
The conference call will be broadcast simultaneously on Vanda’s website, http://www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days, through September 3, 2011.
ABOUT VANDA PHARMACEUTICALS INC.:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for central nervous system disorders. For more on Vanda, please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: the extent and effectiveness of the development, sales and marketing and distribution support Fanapt® receives; Vanda’s ability to successfully commercialize Fanapt® outside of the U.S. and Canada; delays in the completion of Vanda’s clinical trials; a failure of Vanda’s products, product candidates or partnered products to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products, product candidates or partnered products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s products, product candidates or partnered products in the marketplace, or a failure to become or remain profitable; Vanda’s expectations regarding trends with respect to its costs and expenses; Vanda’s inability to obtain the capital necessary to fund additional research and development activities; Vanda’s failure to identify or obtain rights to new products or product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; limitations on Vanda’s ability to utilize some or all of its prior net operating losses and research and development credits; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products or product candidates under its license and sublicense agreements and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2010 which is on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands, except for per share amounts)	2011	2010	2011	2010
Revenues:
Licensing agreement	$6,678	$6,678	$13,284	$13,284
Royalty revenue	752	70	1,647	2,137
Product sales	—	1,542	—	5,290

Total revenues	7,430	8,290	14,931	20,711

Operating expenses:
Cost of sales — product	—	1,516	—	2,891
Research and development	5,999	2,403	10,266	4,444
General and administrative	2,572	2,842	5,430	5,331
Intangible asset amortization	372	372	741	741

Total operating expenses	8,943	7,133	16,437	13,407

Income (loss) from operations	(1,513)	1,157	(1,506)	7,304
Other income:
Interest income	121	86	256	133

Total other income	121	86	256	133

Income (loss) before income tax	(1,392)	1,243	(1,250)	7,437
provision (benefit)

Tax provision (benefit)	(51)	(37)	(45)	5,628

Net income (loss)	$(1,341)	$1,280	$(1,205)	$1,809

Net income (loss)per share:
Basic	$(0.05)	$0.05	$(0.04)	$0.07

Diluted	$(0.05)	$0.04	$(0.04)	$0.06

Shares used in calculation of net income
(loss) per share:
Basic	28,103,441	27,896,889	28,102,774	27,802,298

Diluted	28,103,441	28,438,118	28,102,774	28,383,142

VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$50,386	$42,559
Marketable securities	138,013	155,478
Accounts receivable	752	511
Prepaid expenses, deposits and other current assets	2,192	1,843
Deferred tax, current	182	182

Total current assets	191,525	200,573

Property and equipment, net	963	937
Intangible asset, net	8,781	9,522
Deferred tax, non-current	1,639	1,639
Restricted cash	530	430

Total assets	$203,438	$213,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,337	$648
Accrued liabilities	2,513	1,324
Accrued income taxes	2,221	2,266
Deferred revenue, current	26,789	26,789

Total current liabilities	32,860	31,027

Long-term liabilities:
Deferred rent	471	490
Deferred revenue, non-current	130,569	143,853

Total liabilities	163,900	175,370

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	294,271	291,342
Accumulated other comprehensive income	85	2
Accumulated deficit	(254,846)	(253,641)

Total stockholders’ equity	39,538	37,731

Total liabilities and stockholders’ equity	$203,438	$213,101

SOURCE Vanda Pharmaceuticals Inc.
CONTACT: Cristina Murphy, Communications Manager, of Vanda Pharmaceuticals Inc., +1-240-599-4500
Web site: http://www.vandapharma.com
(VNDA)
CO: Vanda Pharmaceuticals Inc.